Ex.28(i)

Seward & Kissel LLP

901 K Street, N.W.

Suite 800

Washington, D.C. 20001

Telephone: (202) 737-8833

Facsimile: (202) 737-5184

March 25, 2026

Fairholme Funds, Inc.

5966 South Dixie Highway, Suite 300

South Miami, FL 33143

Ladies and Gentlemen:

We have acted as counsel for Fairholme Funds, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares of common stock, par value $0.0001 per share (each, a “Share” and collectively, the “Shares”), of The Fairholme Fund and The Fairholme Focused Income Fund, each a series of the Company (together, the “Series”). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel for the Company, we have participated in the preparation of Post-Effective Amendment No. 49 to the Company’s Registration Statement on Form N-1A (as so amended, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on March 25, 2026, in which this letter is included as an exhibit. We have examined the Charter and By-laws of the Company and any amendments and supplements thereto, and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of each Series authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and fully paid and non-assessable under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal

Fairholme Funds, Inc.

March 25, 2026

securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction. Additionally, we do not express any opinion with respect to any laws, rules, regulations or orders concerning emergencies declared by any governmental authority or the effect thereof on the opinions expressed herein. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP